The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the Trigger Phoenix Autocallable Optimization Securities product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated March 4, 2016

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated June 12, 2015

And Product Supplement

Dated June 15, 2015)

UBS AG $• Trigger Phoenix Autocallable Optimization Securities

Linked to the least performing index between the NASDAQ-100 Index® and the S&P 500® Index due on or about March 15, 2019

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing index between the NASDAQ-100 Index® and the S&P 500® Index (each an “underlying index” and together the “underlying indices”). UBS will pay a quarterly contingent coupon if the closing levels of all the underlying indices on the applicable observation date (including the final valuation date) are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter. UBS will automatically call the Securities if the closing levels of all the underlying indices on any observation date (quarterly, beginning after six months), including the final valuation date, are equal to or greater than their respective initial levels. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities. If a trigger event occurs, UBS will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the underlying index with the largest percentage decrease from its initial level to its final level (the “least performing underlying index”) and in extreme situations, you could lose all of your initial investment. A trigger event is deemed to have occurred if the closing level of any one of the underlying indices is less than its respective trigger level on the trigger observation date, which is the final valuation date. Investing in the Securities involves significant risks. You will lose some or all of your initial investment if the Securities are not called and a trigger event occurs. You may not receive some or all of the contingent coupons during the term of the Securities. You will be exposed to the market risk of each underlying index on each observation date and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other underlying index. Higher contingent coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal only applies if you hold the Securities until the maturity date. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Contingent Coupon — UBS will pay a quarterly contingent coupon if the closing levels of all the underlying indices on the applicable observation date (including the final valuation date) are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing levels of all the underlying indices on any observation date (quarterly, beginning after six months), including the final valuation date, are equal to or greater than their respective initial levels. If the Securities are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and a trigger event has not occurred, UBS will repay your principal amount per Security at maturity. If a trigger event occurs, UBS will repay less than the principal amount, if anything, resulting in a loss of your initial investment that is proportionate to the negative return of the least performing underlying index. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	March 11, 2016
Settlement Date	March 16, 2016
Observation Dates	Quarterly (callable after six months) (see page 3)
Final Valuation Date	March 11, 2019
Maturity Date	March 15, 2019

*	Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Securities at maturity, and the Securities may have the same downside market risk as the least performing underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-18 of the Trigger Phoenix Autocallable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to Securities linked to the least performing index between the NASDAQ-100 Index® and the S&P 500® Index. The contingent coupon rate, initial levels, trigger levels and coupon barriers for the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Indices	Tickers	Contingent Coupon Rate	Initial Levels	Trigger Levels	Coupon Barriers	CUSIP	ISIN
NASDAQ-100 Index®	NDX	8.20% to 9.20% per annum	•	70% of the Initial Level 70% of the Initial Level	70% of the Initial Level	90275L847	US90275L8476
S&P 500® Index	SPX		•		70% of the Initial Level

The estimated initial value of the Securities as of the trade date is expected to be between $9.449 and $9.749 for Securities linked to the least performing index between the NASDAQ-100 Index® and the S&P 500® Index. The range of the estimated initial value of the Securities was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this preliminary pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement relating to the Securities, dated June 15, 2015, the accompanying prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement, the Trigger Phoenix Autocallable Optimization Securities product supplement, index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing index between the NASDAQ-100 Index® and the S&P 500® Index	$•	$10.00	$•	$0.20	$•	$9.80

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Phoenix Autocallable Optimization Securities product supplement dated June 15, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515223046/d941536d424b2.htm

♦	Index Supplement dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “Trigger Phoenix Autocallable Optimization Securities product supplement” mean the UBS product supplement, dated June 15, 2015, references to the “index supplement” mean the UBS index supplement, dated June 12, 2015 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated June 12, 2015.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of your initial investment.

♦

You understand and accept that an investment in the Securities is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on each observation date and on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.

♦

You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying index.

♦	You are willing to receive no contingent coupons and believe the closing levels of each underlying index will be equal to or greater than its coupon barrier on each observation date.

♦

You can accept that the risks of each underlying index are not mitigated by the performance of any other underlying index and the risks of investing in securities with a return based on the performance of multiple underlying indices.

♦	You believe a trigger event will not occur, meaning the closing levels of both the underlying indices will be equal to or greater than their respective trigger levels on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the levels of the underlying indices and that your potential return is limited to the contingent coupons specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.

♦	You would be willing to invest in the Securities based on the coupon barriers and trigger levels indicated on the cover hereof.

♦

You would be willing to invest in the Securities if the contingent coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).

♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the stocks constituting the underlying indices (“index constituent stocks”).

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦	You understand and are willing to accept the risks associated with the underlying indices.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of your initial investment.

♦

You do not understand or are unwilling to accept that an investment in the Securities is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on each observation date and on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying index.

♦

You are unwilling to receive no contingent coupons during the term of the Securities and believe that the closing level of at least one of the underlying indices will decline during the term of the Securities and is likely to be less than its coupon barrier on at least one observation date.

♦

You cannot accept that the risks of each underlying index are not mitigated by the performance of any other underlying index and the risks of investing in securities with a return based on the performance of multiple underlying indices.

♦	You believe a trigger event will occur, meaning the closing level of any one of the underlying indices will be less than its respective trigger level on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the level of the underlying indices or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.

♦	You would be unwilling to invest in the Securities based on the coupon barriers and trigger levels indicated on the cover hereof.

♦

You would not be willing to invest in the Securities if the contingent coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).

♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the index constituent stocks.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You do not understand or are not willing to accept the risks associated with the underlying indices.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “NASDAQ-100 Index®” and “S&P 500® Index” in this preliminary pricing supplement for more information on the underlying indices. You should also review carefully the “Key Risks” beginning on page 4 of this preliminary pricing supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security
Term(1)	Approximately 36 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates, as well as the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Indices	The NASDAQ-100 Index® and the S&P 500® Index.
Contingent Coupon

If the closing levels of all the underlying indices are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 3).

If the closing level of any one underlying index is less than its respective coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 3). The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate and will be set on the trade date. The table below sets forth a hypothetical contingent coupon amount that would be applicable to each observation date on which the closing levels of all of the underlying indices are greater than or equal to their respective coupon barriers. The table below assumes a contingent coupon rate of 8.20% per annum for the Securities linked to the least performing index between the NASDAQ-100 Index® and the S&P 500® Index (the actual contingent coupon rate will be determined on the trade date).

Contingent Coupon (per Security) NASDAQ-100 Index® and S&P 500® Index
$0.205
Contingent coupons on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of any one underlying index is less than its respective coupon barrier.
Trigger Event

A trigger event is deemed to have occurred if the closing level of any one of the underlying indices is less than its respective trigger level on the trigger observation date.

In this case, you will be exposed to the decline of the least performing underlying index from the trade date to the final valuation date.

Trigger Observation Date	March 11, 2019, which is the final valuation date. The trigger observation date may be postponed due to a market disruption event as set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement.
Contingent Coupon Rate	The contingent coupon rate will be between 8.20% and 9.20% per annum for Securities linked to the least performing index between the NASDAQ-100 Index® and the S&P 500® Index (the actual contingent coupon rate will be determined on the trade date).
Automatic Call Feature

The Securities will be called automatically if the closing levels of all the underlying indices on any observation date (quarterly, beginning September 12, 2016) are equal to or greater than their respective initial levels.

If the Securities are called, UBS will pay you on the corresponding coupon payment date following the applicable observation date (“call settlement date”) a cash payment per Security equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Securities.

The Securities will not be subject to an automatic call if the closing level of any one underlying index is less than its respective initial level on an observation date.

Payment at Maturity (per Security)

If the Securities are not called and a trigger event does not occur, UBS will pay you an amount in cash on the maturity date equal to $10 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and a trigger event occurs, UBS will pay you an amount in cash that is less than the principal amount, if anything, equal to:

$10 + ($10 x Underlying Return of the Least

Performing Underlying Index)

In such a case, you will suffer a loss on your initial investment in an amount that is proportionate to the underlying return of the least performing underlying index regardless of the underlying return of any other underlying index.

Least Performing Underlying Index	The underlying index with the lowest underlying return as compared to the other underlying indices.

Underlying Return	The quotient, expressed as a percentage of the following formula: Final Level – Initial Level Initial Level
Trigger Level	A specified level of the underlying index that is less than the initial level of each underlying index, equal to a percentage of the initial level as indicated on the cover hereof, and as determined by the calculation agent.
Coupon Barrier	A specified level of the underlying index that is less than the initial level of each underlying index, equal to a percentage of the initial level as indicated on the cover hereof, and as determined by the calculation agent.
Initial Level	The closing level of each underlying index on the trade date, as determined by the calculation agent.
Final Level	The closing level of each underlying index on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

Trade date	The contingent coupon rate is set, the initial level of each underlying index is observed, and the trigger level and coupon barrier for each underlying index are determined.

Quarterly (callable after six months)

If the closing levels of all of the underlying indices are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you a contingent coupon on the applicable coupon payment date.

The Securities will be called if the closing levels of all the underlying indices on any observation date (quarterly, beginning after six months) are equal to or greater than their respective initial levels. If the Securities are called UBS will pay you a cash payment per Security equal to $10 plus the contingent coupon otherwise due on such date.

Maturity date

The final level of each underlying index is observed on the final valuation date.

If the Securities are not called and a trigger event has not occurred, UBS will pay you an amount in cash per Security equal to $10 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and a trigger event has occurred, UBS will pay you an amount in cash per Security that is less than the principal amount, if anything, equal to:

$10 + ($10 x Underlying Return of the Least

Performing Underlying Index)

In such a case, you will suffer a loss on your initial investment in an amount that is proportionate to the underlying return of the least performing underlying index regardless of the underlying return of any other underlying index.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

You will lose some or all of your initial investment if the Securities are not called and a trigger event occurs. You may not receive some or all of the contingent coupons during the term of the Securities. You will be exposed to the market risk of each underlying index on each observation date and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other underlying index. If the Securities are not called and a trigger event occurs, you will lose some or all of your initial investment at maturity.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
June 13, 2016*	June 15, 2016	June 12, 2017	June 14, 2017	June 11, 2018	June 13, 2018
September 12, 2016	September 14, 2016	September 11, 2017	September 13, 2017	September 11, 2018	September 13, 2018
December 12, 2016	December 14, 2016	December 11, 2017	December 13, 2017	December 11, 2018	December 13, 2018
March 13, 2017	March 15, 2017	March 12, 2018	March 14, 2018	March 11, 2019**	March 15, 2019***
*	The Securities are not callable until the first potential call settlement date, which is September 14, 2016.
**	This is also the final valuation date.
***	This is also the maturity date.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement.

(2)

If you sell your Securities in the secondary market on any day on or preceding an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that observation date. If you sell your Securities in the secondary market on any day following an observation date, you will be deemed the record holder on the record date and therefore you will be entitled to any payment attributable to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying indices. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the Trigger Phoenix Autocallable Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur. If the Securities are not called and a trigger event occurs, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the least performing underlying index.

♦

The contingent repayment of principal applies only if you hold your Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the levels of all of the underlying indices are equal to or greater than their respective trigger levels.

♦

You may not receive any contingent coupons with respect to your Securities — UBS will not necessarily make periodic coupon payments on the Securities. If the closing level of any underlying index is less than its respective coupon barrier on an observation date, UBS will not pay you the contingent coupon applicable to such observation date. This will be the case even if the closing level of the other underlying index is equal to or greater than its coupon barrier on such observation date. If the closing level of any underlying index is less than its coupon barrier on each observation date, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited, you will not participate in any appreciation of the underlying indices and you will not have the same rights as holders of the index constituent stocks — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying indices. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Since the Securities could be called early, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying indices’ risk of decline even though you are not able to participate in any appreciation in the level of the underlying indices. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in any or all of the underlying indices or the index constituent stocks. Furthermore, as a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

♦

A higher contingent coupon rate or lower trigger levels or coupon barriers may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Securities, including the contingent coupon rate, coupon barriers and trigger levels, are based, in part, on the expected volatility of each underlying index at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying index. The greater the expected volatility of each of the underlying indices as of the trade date, the greater the expectation is as of that date that the closing level of each underlying index could be less than its respective coupon barrier on an observation date and that the final level of each underlying index could be less than its respective trigger level on the trigger observation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower trigger levels and/or coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower trigger levels and/or coupon barriers may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying index and the potential to lose some or all of your initial investment.

♦

Reinvestment risk — The Securities will be called automatically if the closing levels of all of the underlying indices are equal to or greater than their respective initial levels on any observation date (quarterly, beginning after six months). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

You are exposed to the market risk of each underlying index — Your return on the Securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to all of the underlying indices. Poor performance by any one of the underlying indices over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying indices. Accordingly, your investment is subject to the market risk of each underlying index.

♦

Because the Securities are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing some or all of your initial investment at maturity than if the Securities were linked to fewer underlying indices— The risk that you will not receive any contingent coupons and lose some or all of your initial investment in the Securities is greater if you invest in the Securities than the risk of investing in substantially similar securities that are linked to the performance of only one underlying index. With more underlying indices, it is more likely that the closing level of an underlying index will be less than its coupon barrier on an observation date or decline to a closing level that is less than its trigger level than if the Securities were linked to fewer underlying indices. In addition, the lower the correlation is between a pair of underlying indices, the more likely it is that one of the underlying indices will decline in value to a closing level less than its coupon barrier or trigger level on an observation date or a trigger observation date, respectively. Although the correlation of the underlying indices’ performance may change over the term of the Securities, the economic terms of the Securities, including the contingent coupon rate, trigger level and coupon barrier are determined, in part, based on the correlation of the underlying indices’ performance calculated using our internal models at the time when the terms of the Securities are finalized. All things being equal, a higher contingent coupon rate and lower trigger level and coupon barrier is generally associated with lower correlation of the underlying indices. Therefore, if the performance of a pair of underlying indices is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or a trigger event will occur is even greater despite a lower trigger level and coupon barrier. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose some or all of your initial investment at maturity.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose some or all of your initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying indices and indirectly linked to the value of the index constituent stocks, and will depend on whether, and the extent to which, the return on the indices is positive or negative. The levels of the underlying indices can rise or fall sharply due to factors specific to the index constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment if the underlying return of the least performing underlying index is negative.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and the estimated initial value of the Securities will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying indices, the volatility of the underlying indices, the correlation between the underlying indices, the dividend rate paid on the index constituent stocks, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of each underlying index and the index constituent stocks; the volatility of each underlying index and the index constituent stocks; the correlation among the underlying indices; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Non-U.S. securities markets risks — Some index constituent stocks of the NASDAQ-100 Index® are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks, and thus could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Securities.

♦

There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. There can be no assurance that the closing level of each underlying index will be equal to or greater than its coupon barrier on each observation date, or, if the Securities are not called, that a trigger event will not occur. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of each index constituent stock. You should be willing to accept the risks associated with the relevant markets tracked by each such underlying index in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.

♦

The underlying indices reflect price return, not total return — The return on your Securities is based on the performance of the underlying indices, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying indices could have an adverse effect on the value of the Securities — The policies of The NASDAQ OMX Group Inc. and its affiliates, the sponsor of the NASDAQ-100 Index® and S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc., the sponsor of the S&P 500® Index, (together, the “index sponsors”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying indices and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying indices, may adversely affect the levels of the underlying indices and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituent stocks comprising the underlying indices or trading activities related to one or more underlying index or any underlying constituent stock, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Securities are subject to an automatic call and the payment at maturity of the Securities, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying index (and therefore the related coupon payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date, any observation date, any trigger observation date or final valuation date, respectively. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger levels and coupon barriers, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying indices to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 36 months
Contingent Coupon Rate:	8.20% per annum (or 2.05% per quarter)
Contingent Coupon:	$0.205 per quarter
Observation Dates:	Quarterly (callable after six months)
Trigger Observation Date:	Final Valuation Date
Initial Level:
Underlying Index A:	4,000
Underlying Index B:	2,000
Coupon Barrier:
Underlying Index A:	2,800 (which is 70% of the Initial Level)
Underlying Index B:	1,400 (which is 70% of the Initial Level)
Trigger Level:
Underlying Index A:	2,800 (which is 70% of the Initial Level)
Underlying Index B:	1,400 (which is 70% of the Initial Level)

Example 1 — Securities are called on the First Potential Call Settlement Date

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 4,100 (equal to or greater than Initial Level) Underlying Index B: 2,000 (equal to or greater than Initial Level)	$0.205 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Index A: 4,000 (equal to or greater than Initial Level) Underlying Index B: 2,100 (equal to or greater than Initial Level)	$10.205 (Settlement Amount)
	Total Payment	$10.410 (4.10% total return)

Because the Securities are called on the first potential call settlement date (which is approximately six months after the trade date), UBS will pay on the call settlement date a total of $10.205 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $0.205 received in respect of the prior observation date, you will have received a total of $10.410, a 4.10% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT Called and a Trigger Event Does Not Occur

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 3,600 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Index B: 1,600 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.205 (Contingent Coupon)
Second Observation Date	Underlying Index A: 2,500 (less than Coupon Barrier) Underlying Index B: 1,300 (less than Coupon Barrier)	$0
Third through Eleventh Observation Dates	Underlying Index A: Various (all equal to or greater than Coupon Barrier; less than Initial Level) Underlying Index B: Various (all less than Coupon Barrier)	$0
Final Valuation Date

Underlying Index A: 3,800 (equal to or greater than Coupon Barrier and Trigger Level; less than Initial Level)

Underlying Index B: 1,500 (equal to or greater than Coupon Barrier and Trigger Level; less than Initial Level)

		$10.205 (Payment at Maturity)
	Total Payment	$10.410 (4.10% total return)

Because the Securities are not called and the final levels of both underlying indices are equal to or greater than their respective coupon barriers and trigger levels, at maturity, UBS will pay a total of $10.205 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $0.205 received in respect of the prior observation dates, UBS will have paid a total of $10.410, a 4.10% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Level of at least one of the Underlying Indices is less than the Trigger Level

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 3,000 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Index B: 1,700 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.205 (Contingent Coupon)
Second Observation Date	Underlying Index A: 3,500 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Index B: 2,100 (equal to or greater than Initial Level and Coupon Barrier)	$0.205 (Contingent Coupon)
Third through Eleventh Observation Dates	Underlying Index A: Various (all equal to or greater than Coupon Barrier; less than Initial Level) Underlying Index B: Various (all less than Coupon Barrier)	$0
Final Valuation Date	Underlying Index A: 4,200 (equal to or greater than Initial Level and Coupon Barrier) Underlying Index B: 800 (less than Coupon Barrier and Trigger Level)	$100 + [$10 × Underlying Return of Least Performing Underlying Index] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
	Total Payment	$4.410 (55.90% loss)

Because the Securities are not called and the final level of Underlying Index B is less than its trigger level, a trigger event occurs. Therefore, you will be exposed to the underlying return of the least performing underlying index and at maturity UBS will pay you $4.00 per Security. When added to the contingent coupons of $0.410 received in respect of prior observation dates, UBS will have paid you $4.410 per Security for a loss on the Securities of 55.90%.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose some or all of your initial investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying index, and in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying index on each observation date and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other underlying index.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

NASDAQ-100 Index®

We have derived all information regarding the NASDAQ-100 Index® (the “NASDAQ-100 Index”) contained in this preliminary pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by The NASDAQ OMX Group, Inc. and its affiliates (collectively, “NASDAQ OMX”).

NASDAQ OMX has no obligation to continue to publish the NASDAQ-100 Index, and may discontinue publication of the NASDAQ-100 Index at any time.

The NASDAQ-100 Index includes 100 of the largest domestic and international non-financial securities listed on the NASDAQ Stock Market® (“NASDAQ”) based on market capitalization. The NASDAQ-100 Index includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology. It does not contain securities of financial companies, including investment companies.

The NASDAQ-100 Index is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, NASDAQ OMX will review the composition of the NASDAQ-100 Index on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the NASDAQ-100 Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the NASDAQ-100 Index®, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the NASDAQ-100 Index® on March 2, 2016 was 4,334.386. The actual initial level will be the closing level of the NASDAQ-100 Index® on the trade date. Past performance of the NASDAQ-100 Index® is not indicative of the future performance of the NASDAQ-100 Index®.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	2,782.120	2,321.960	2,755.270
4/2/2012	6/29/2012	2,784.420	2,458.830	2,615.720
7/2/2012	9/28/2012	2,864.033	2,545.300	2,799.193
10/1/2012	12/31/2012	2,828.599	2,524.356	2,660.931
1/2/2013	3/28/2013	2,818.690	2,700.967	2,818.690
4/1/2013	6/28/2013	3,028.957	2,741.949	2,909.599
7/1/2013	9/30/2013	3,237.611	2,927.346	3,218.198
10/1/2013	12/31/2013	3,591.996	3,142.535	3,591.996
1/2/2014	3/31/2014	3,727.185	3,440.502	3,595.736
4/1/2014	6/30/2014	3,849.479	3,446.845	3,849.479
7/1/2014	9/30/2014	4,103.083	3,857.938	4,049.445
10/1/2014	12/31/2014	4,337.785	3,765.281	4,236.279
1/2/2015	3/31/2015	4,483.049	4,089.648	4,333.688
4/1/2015	6/30/2015	4,548.740	4,311.257	4,396.761
7/1/2015	9/30/2015	4,679.675	4,016.324	4,181.060
10/1/2015	12/31/2015	4,719.053	4,192.963	4,593.271
1/4/2016*	3/2/2016*	4,497.857	3,947.804	4,334.386

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through March 2, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the NASDAQ-100 Index® from January 3, 2006 through March 2, 2016, based on information from Bloomberg. The dotted line represents a hypothetical trigger level and a hypothetical coupon barrier of 3,034.070, which is equal to 70% of the closing level on March 2, 2016. The actual trigger level and coupon barrier will be determined on the trade date. Past performance of the NASDAQ-100 Index® is not indicative of the future performance of the NASDAQ-100 Index®.

S&P 500® Index

We have derived all information contained in this preliminary pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“S&P Dow Jones Indices”), and/or its affiliates.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P Dow Jones Indices without regard to the Securities.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of January 29, 2016 indicated below: Information Technology (20.7%), Financials (15.9%), Health Care (14.7%), Consumer Discretionary (12.9%), Consumer Staples (10.6%), Industrials (10.0%), Energy (6.6%), Utilities (3.3%), Telecommunication Services (2.7%) and Materials (2.6%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on March 2, 2016 was 1,986.45. The actual initial level will be the closing level of the S&P 500® Index on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/4/2016*	3/2/2016*	2,016.71	1,829.08	1,986.45

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through March 2, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2006 through March 2, 2016, based on information from Bloomberg. The dotted line represents a hypothetical trigger level and a hypothetical coupon barrier of 1,390.52, which is equal to 70% of the closing level on March 2, 2016. The actual trigger level and coupon barrier will be determined on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Correlation of the Underlying Indices

The graph below illustrates the daily performance of the NASDAQ-100 Index® and the S&P 500® Index from January 3, 2006 through March 2, 2016. For comparison purposes, each underlying index has been normalized to have a closing level of 100 on January 3, 2006 by dividing the closing level of that underlying index on each trading day by the closing level of that underlying index on January 3, 2006 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying indices over a given period, the more positively correlated those underlying indices are. The lower (or more negative) the correlation among the underlying indices, the less likely it is that those underlying indices will move in the same direction and therefore, the greater the potential for one of those underlying indices to close below its coupon barrier or trigger level on an observation date or on the trigger observation date, respectively. This is because the less positively correlated the underlying indices are, the greater the likelihood that at least one of the underlying indices will decrease in value. However, even if the underlying indices have a higher positive correlation, one or more of the underlying indices might close below its coupon barrier or trigger level on an observation date or the trigger observation date, respectively, as the underlying indices may decrease in value together. Although the correlation of the underlying indices’ performance may change over the term of the Securities, the correlations referenced in setting the terms of the Securities are calculated using UBS’ internal models at the time when the terms of the Securities are set and are not derived from the daily returns of the underlying indices over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying indices, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — A higher contingent coupon rate or lower trigger levels or coupon barriers may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying index” and “— Because the Securities are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing some or all of your initial investment at maturity than if the Securities were linked to fewer underlying indices” on pages 4 and 5 of this preliminary pricing supplement.

Past performance of the underlying indices is not indicative of the future performance of the underlying indices.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Trigger Phoenix Autocallable Optimization Securities product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying indices. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the Trigger Phoenix Autocallable Optimization Securities product supplement, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

In addition, in 2007 the U.S. Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-US holders should consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the Securities, including the possible application of 30% U.S. withholding tax in respect to the coupons.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent payments made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the sale or exchange of a

Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States. Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the United States.

We will not attempt to ascertain whether the issuer of any index constituent stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, automatic call, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an index constituent stock as a United States real property holding corporation or the Securities as United States real property interests. You should consult your tax advisor regarding the possible consequences to you if such entity is or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the index constituent U.S. stocks of certain underlying indices), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation.

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there may be no interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA)” Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this preliminary pricing supplement.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the Trigger Phoenix Autocallable Optimization Securities product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

Preliminary Pricing Supplement

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Securities	PS-16
Risk Factors	PS-18
General Terms of the Securities	PS-30
Use of Proceeds and Hedging	PS-39
Supplemental U.S. Tax Considerations	PS-40
Certain ERISA Considerations	PS-47
Supplemental Plan of Distribution (Conflict of Interest)	PS-48

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to an Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$●

UBS AG Trigger

Phoenix Autocallable Optimization Securities due

on or about March 15, 2019

Preliminary Pricing Supplement dated March 4, 2016

(To Product Supplement dated June 15, 2015

Index Supplement dated June 12, 2015

and Prospectus dated June 12, 2015)

UBS Investment Bank

UBS Financial Services Inc.